UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 3, 2017
NOBILIS HEALTH CORP.

(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 355-8614
_______________________________________________
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Northstar Healthcare Acquisitions, L.L.C. (the “Borrower”), a Delaware limited liability company and wholly owned subsidiary of Nobilis Health Corp. (the “Company”), entered into the Amendment No. 1 to BBVA Credit Agreement and Waiver, dated as of March 3, 2017, by and among the Borrower, the Company, certain subsidiaries of the Company parties thereto, the lenders from time to time parties thereto (the “Lenders”), BBVA Compass Bank as Administrative Agent, LC Issuing Lender and Swingline Lender, and LegacyTexas Bank as LC Issuing Lender (the “Amendment”). The purpose of the Amendment was to; (i) modify the definition of “Permitted Acquisition” to require Lender approval and consent for any acquisition which is closing during the 2017 fiscal year; (ii) modify certain financial definitions and covenants, including, but not limited to, an increase to the maximum Consolidated Leverage Ratio to 3.75 to 1.00 for the period beginning September 30, 2016 and ending September 30, 2017, and an increase to the Consolidated Fixed Charge Coverage Ratio to 1.15 to 1.00 for the period beginning September 30, 2016 and ending June 30, 2017; (iii) waive the Pro Forma Leverage Requirement in connection with the previously reported Hamilton Vein Center acquisition; and (iv) provide each Lender’s consent to the Hamilton Vein Center acquisition. The Amendment also contained a limited waiver of a specified event of default.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The description of the Amendment in this Current Report is a summary and is qualified in its entirety by reference to the complete text of such Amendment.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description of Exhibit
10.1
Amendment No. 1 to Credit Agreement and Waiver dated as of March 3, 2017 among Northstar Healthcare Acquisitions, L.L.C., the other credit parties named therein, Compass Bank, and the other financial institutions party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NOBILIS HEALTH CORP.

/s/ David Young
David Young
Chief Financial Officer

Date: March 08, 2017